Exhibit 99.02

NEWS RELEASE 2302 Great Northern Drive P.O. Box 2747 Fargo, ND 58108-2747 Xcel Energy Media Relations (701) 241-8633 (701) 371-5254 (Mobile) www.xcelenergy.com

Oct. 31, 2008

Xcel Energy, enXco join in major wind farm developments in North Dakota, Minnesota

BISMARCK, N.D. – Xcel Energy and enXco, an EDF Energies Nouvelles Company, today announced plans to develop 351 megawatts of wind power in North Dakota and Minnesota by the end of 2011, increasing the utility’s wind power resources by more than 10 percent company wide. Once developed, project ownership will be transferred to Northern States Power Co.-Minnesota, an Xcel Energy company.

“Xcel Energy already is the nation’s No. 1 wind power provider, and this agreement advances our commitment to meet aggressive renewable energy requirements,” said Richard C. Kelly, Xcel Energy’s chairman, president and CEO. “We believe our partnership with enXco also will allow us to meet our goals in a cost-effective manner for our customers.”

The agreement between enXco and NSP-Minnesota targets approximately $900 million in investment over three years and underscores Xcel Energy’s strong commitment to renewable energy and the states it serves. It stems from a competitive bidding process Xcel Energy launched late last year, as part of its plan to meet state renewable requirements. The agreement also is consistent with Xcel Energy’s commitment to meeting its customers’ needs in an economic and environmentally sound manner and includes the company’s first major wind undertaking in North Dakota.

“With today’s announcement, North Dakota is continuing to aggressively develop wind energy,” said Gov. John Hoeven. “This is just the kind of project we envisioned when we initiated tax credits and other measures to create a favorable business environment for wind energy development in our state. From less than one-half a megawatt of wind power a few years ago, we are well on our way to at least 2,500 megawatts in the near future. Also,  Xcel Energy’s commitment to develop more transmission with the CapX 2020 project is vitally important for our energy development.”

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Under the agreement, Xcel Energy will seek regulatory approvals to develop a 201-megawatt project in southwestern Minnesota’s Nobles County, called the Nobles Wind Project, and a 150-megawatt project in Dickey and McIntosh counties in southeastern North Dakota, called the Merricourt Wind Project. The projects are expected to be operational by the end of 2010 and 2011, respectively. Together, the projects will produce enough electricity to power approximately 110,000 homes.

The agreement with enXco builds on the experience the two companies gained through their joint development of the 100-megawatt Grand Meadow wind farm near Austin in southeastern Minnesota, the first wind farm owned by Xcel Energy in Minnesota. Xcel Energy also purchases power from three projects developed and owned by enXco in southwestern Minnesota, including the Fenton Wind Project, Chanarambie Wind Farm and Viking Wind Project. When Grand Meadow begins generating electricity late this year, Xcel Energy will have more than 1,200 megawatts of wind-powered generation on its Upper Midwest system.

“enXco is pleased to extend an already successful relationship with Xcel Energy and to continue to add renewable resources to the energy supply mix in the Upper Midwest,” said Steve Peluso, vice president of development in the Midwest for enXco.

Dave Sparby, president and CEO of NSP-Minnesota, said, “Owning wind farms will help us provide renewable energy at a reasonable cost to our customers while demonstrating our commitment to the communities we serve. This level of new investment is appropriate even in these challenging economic times, given the value the wind projects will  provide to our system. We believe that early wind development will be more likely to qualify for federal tax credits and reduce our cost of complying with state renewable energy standards.”

Sparby applauded members of the North Dakota congressional delegation for recently supporting a one-year extension of the federal Production Tax Credit and other renewable energy tax incentives.  “We greatly appreciate the hard work of North Dakota Sens. Kent Conrad and Byron Dorgan and Rep. Earl Pomeroy in getting this extension passed,” he said.

North Dakota has “the greatest potential of any state in the nation for wind power, and every wind turbine that goes up helps our state’s economy,” Conrad said. “The wind Production Tax Credit is a critical part of the puzzle to generate electricity from clean, renewable prairie wind. I have proposed a long-term extension of this tax credit, so we see even more investment in North Dakota wind power.”

Dorgan noted that North Dakota has been called the Saudi Arabia of wind. “It’s important that we develop that resource to move toward energy independence and grow our state’s economy,” he said. “We’ve been pushing for more than a decade to encourage policies that will encourage wind energy development and were just able to extend the Production Tax Credit last month. I’m pleased that Xcel Energy and enXco are putting that to good use.”

Pomeroy called the Merricourt announcement “great news for our state.”

“This new wind farm will create jobs in North Dakota and further solidify our role as a national leader in wind power production,” Pomeroy said.  “This project would not have been possible without the Production Tax Credit, which the wind industry relies on to make it viable. I’m pleased to have delivered an extension of this vital tax credit in Congress this year.”

In addition to the Nobles and Merricourt wind projects, Xcel Energy is one of the utilities in the CapX 2020 initiative, which has proposed nearly 700 miles of new transmission lines at a cost of approximately $1.5 billion. These projects will provide needed backbone infrastructure to ensure continued reliability, to support customer growth in the region and to add transmission capacity to connect renewable and other generation resources to population centers. Among the proposals are lines between Fargo, N.D., and Monticello, Minn., and between Brookings, S.D., and the Twin Cities.

 “We anticipate the region’s renewable energy goals will require more transmission to be built, and Xcel Energy is committed to working with policy makers and other utilities to define and deliver the needed transmission,” Sparby said.

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

enXco, an EDF Energies Nouvelles Company (PARIS: EEN), develops, constructs, operates and manages renewable energy projects throughout the United States. For more than two decades, enXco has been a leader in wind energy focusing on large-scale wind projects. Today, enXco’s portfolio includes solar and biomass technologies in an effort to help drive the  nation’s transition to a sustainable energy economy. enXco is a significant owner and developer of wind-energy installations in the United States and is the largest third-party operations and maintenance provider for wind farms in North America. (www.enxco.com)